

                                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
FORM 3                                                    Washington, D. C. 20549

                                                                                                               OMB Number: 3235-0104


                                        INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                              Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                 Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                        Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
-----------------------------------------------------------------------------------------------------------------------------------
|                                             |                         |                                                          |
|1. Name and Address of Reporting Person *    |2. Date of Event         |4. Issuer Name and Ticker or Trading Symbol               |
|                                             |   Requiring Statement   |   Assisted Living Concepts, Inc. (ASLC)                  |
|  MP Acquisition Co., LLC                    |   (Month/Day/Year)      |----------------------------------------------------------|
|---------------------------------------------|                         |5. Relationship of Reporting |6. If Amendment,            |
| (Last)          (First)             (Middle)|       8/15/02           |    Person(s) to Issuer      |Date of Original            |
|                                             |                         |    (Check all applicable)   |(Month/Day/Year)            |
|  1640 School Street, Suite 100              |-------------------------|                             |                            |
|---------------------------------------------|                         |[ ] Director [X] 10% Owner   |                            |
|                (Street)                     |3. I.R.S. Identification |[ ] Officer  [ ] Other       |----------------------------|
|                                             |   Number of Reporting   |   (give        (specify     |7. Individual or            |
|  Moraga                   California  94556 |   Person, if an entity  |    title        below)      |  Joint/Group Filing        |
|---------------------------------------------|   (voluntary)           |    below)                   |(check applicable line)     |
| (City)                      (State)   (Zip) |                         |                             |[ ] Form Filed By One       |
|                                             |                         |                             |   Reporting Person         |
|                                             |                         |                             |[X] Form Filed By More      |
|                                             |                         |                             |   than one Reporting Person|
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|                                             |                                                                                    |
|                                             | Table I  -  Non-Derivative Securities Beneficially Owned                           |
-----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                        |2. Amount of Securities       |3. Ownership       |4. Nature of Indirect Beneficial  |
|  (Instr. 4)                                |   Beneficially Owned         |   Form: Direct    |   Ownership                      |
|                                            |   (Instr. 4)                 |   (D) or Indirect |   (Instr. 5)                     |
|                                            |                              |   (I) (Instr. 5)  |                                  |
|                                            |                              |                   |                                  |
|--------------------------------------------|------------------------------|-------------------|----------------------------------|
|                                            |                              |                   |                                  |
| Common Stock, Par Value $.01               |      767,549                 |       D           |                                  |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB control number.





FORM 3 (Continued)
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                                         Table II - Derivative Securities Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
|                                  |                  |                            |               |             |                 |
|1 Title of Derivative Security    |2. Date           |3. Title and Amount of      |4. Conversion  |5. Ownership |6. Nature of     |
|  (Instr. 4)                      |   Exercisable and|   Securities Underlying    |   or Exercise |   Form of   |   Indirect      |
|                                  |   Expiration Date|   Derivative Security      |   Price of    |   Deriva-   |   Beneficial    |
|                                  |  (Month/Day/Year)|   (Instr. 4)               |   Derivative  |   tive      |   Ownership     |
|                                  |------------------|----------------------------|   Security    |   Security: |   (Instr. 5)    |
|                                  | Date   | Expir-  |                  | Amount  |               |   Direct (D)|                 |
|                                  | Exer-  | ation   |      Title       | or      |               |   or        |                 |
|                                  | cisable| Date    |                  | Number  |               |   Indirect  |                 |
|                                  |        |         |                  | of      |               |   (I)       |                 |
|                                  |        |         |                  | Shares  |               |   (Instr. 5)|                 |
|                                  |        |         |                  |         |               |             |                 |
|----------------------------------|--------|---------|------------------|---------|---------------|-------------|-----------------|


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:    This statement is filed on behalf of MP Acquisition Co., LLC, the record owner of the securities, and on behalf of both MacKenzie Patterson, Inc., the manager and a controlling person of the record owner, and C.E. Patterson, an individual controlling MacKenzie Patterson, Inc. All reporting persons have the business address set forth in Item 1.


                                                                           Signatures of Reporting Persons


                                                                           MP Acquisition Co., LLC
                                                                           By MacKenzie Patterson, Inc., Manager


                                                                                   By: /s/C.E. PATTERSON                 9/12/2002
                                                                                       ----------------------------     ----------
                                                                                       C.E. Patterson, President           Date


                                                                           McKenzie Patterson, Inc.


                                                                           By: /s/C.E. PATTERSON                 9/12/2002
                                                                               ----------------------------     ----------
                                                                               C.E. Patterson, President           Date



                                                                          /s/C.E. PATTERSON                9/12/2002
                                                                          ------------------------------  ----------
                                                                          C.E. Patterson, President           Date


*  If the form is filed by more than one reporting person, see Instruction 5(b)(v).

**  Intentional misstatement or ommissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  Transmit one copy of this Form to EDGAR, using a typed signature.
       If space is insufficient, see Intruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currrently valid OMB number.
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